Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS FOURTH QUARTER AND YEAR END 2024 FINANCIAL RESULTS

Continued Strong Performance in 2024 With $1.79 in Net Investment Income and $1.52 in Total Shareholder Distributions

For Immediate Release

NEW YORK, NY, March 13, 2025 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2024 and filed its Form 10-K with the U.S. Securities and Exchange Commission.

CION also announced that, on March 10, 2025, its co-chief executive officers declared a first quarter 2025 base distribution of $0.36 per share payable on April 11, 2025 to shareholders of record as of March 28, 2025.

FOURTH QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended December 31, 2024 were $0.35 per share and $0.10 per share, respectively;

•	Net asset value per share was $15.43 as of December 31, 2024 compared to $15.73 as of September 30, 2024, a decrease of $0.30 per share, or 1.9%. The decrease was primarily due to mark-to-market price adjustments to the Company’s portfolio during the quarter ended December 31, 2024;

•	As of December 31, 2024, the Company had $1.12 billion of total principal amount of debt outstanding, of which 38% was comprised of senior secured bank debt and 62% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.27x as of December 31, 2024 compared to 1.18x as of September 30, 2024;

•	As of December 31, 2024, the Company had total investments at fair value of $1.82 billion in 105 portfolio companies across 24 industries. The investment portfolio was comprised of 86.1% senior secured loans, including 86.0% in first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $100 million, funded previously unfunded commitments of $12 million, and had sales and repayments totaling $48 million, resulting in a net increase to the Company's funded portfolio of $64 million;

•	As of December 31, 2024, investments on non-accrual status amounted to 1.41% and 3.22% of the total investment portfolio at fair value and amortized cost, respectively, which are down from 1.85% and 3.40%, respectively, as of September 30, 2024;

•	During the quarter, the Company repurchased 170,617 shares of its common stock under its 10b5-1 trading plan at an average price of $11.74 per share for a total repurchase amount of $2.0 million. Through December 31, 2024, the Company repurchased a total of 3,769,171 shares of its common stock under its 10b5-1 trading plan at an average price of $10.16 per share for a total repurchase amount of $38.3 million;

•	On October 3, 2024, the Company completed a public baby bond offering in the U.S. pursuant to which the Company issued $172.5 million of its unsecured 7.50% Notes due 2029, which listed and commenced trading on the NYSE under the ticker symbol "CICB" on October 9, 2024; and

•	On February 13, 2025, the Company terminated its existing senior secured repurchase facility with UBS AG (“UBS”) and simultaneously entered into a new 3-year, $125 million senior secured credit facility with UBS, under which the floating interest rate payable by the Company on all advances was reduced by 0.45% per year, from the three-month SOFR plus a credit spread of 3.20% per year to SOFR plus a credit spread of 2.75% per year.

DISTRIBUTIONS

•	For the quarter ended December 31, 2024, the Company paid a quarterly base distribution totaling $19.2 million, or $0.36 per share, and declared a year-end special distribution totaling $2.7 million, or $0.05 per share, paid on January 27, 2025 to shareholders of record as of December 30, 2024.

Michael A. Reisner, co-Chief Executive Officer of CION, commented:

“We are very pleased with our 2024 results, particularly against a backdrop of elevated competition and shifting expectations around both inflation and interest rates. Our BDC continues to generate a very attractive yield for our investors, which was enhanced this past year by our mid-year and year-end special distributions. We also had the pleasure of hosting both analysts and investors at CION’s first investor day as a listed company in January, highlighting our unique investment strategy as well as our track record of strong shareholder returns.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	December 31, 2024		September 30, 2024
Investment portfolio, at fair value[1]	$1,819,870		$1,752,726
Total debt outstanding[2]	$1,117,344		$1,069,844
Net assets	$820,810		$839,190
Net asset value per share	$15.43		$15.73
Debt-to-equity	1.36	x	1.28	x
Net debt-to-equity	1.27	x	1.18	x

	Three Months Ended
(in thousands, except share and per share data)	December 31, 2024	September 30, 2024
Total investment income	$57,894	$59,627
Total operating expenses and income tax expense	$39,208	$38,009
Net investment income after taxes	$18,686	$21,618
Net realized (losses) gains	$(2,238)	$3,938
Net unrealized losses	$(10,990)	$(25,935)
Net increase (decrease) in net assets resulting from operations	$5,458	$(379)

Net investment income per share	$0.35	$0.40
Net realized and unrealized losses per share	$(0.25)	$(0.41)
Earnings per share	$0.10	$(0.01)

Weighted average shares outstanding	53,268,577	53,439,316
Distributions declared per share	$0.41	$0.36

Total investment income for the three months ended December 31, 2024 and September 30, 2024 was $57.9 million and $59.6 million, respectively. The decrease in total investment income was primarily driven by lower SOFR rates on our investments during the three months ended December 31, 2024 as compared to the three months ended September 30, 2024.

Operating expenses for the three months ended December 31, 2024 and September 30, 2024 were $39.2 million and $38.0 million, respectively. The increase in operating expenses was driven by higher interest expense due to an increase in the Company's total debt outstanding during the quarter ended December 31, 2024, partially offset by lower advisory fees paid to CIM due to a decrease in investment income during the quarter ended December 31, 2024 as compared to the quarter ended September 30, 2024.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended December 31, 2024 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$101,784	96%	$47,637	99%
Collateralized securities and structured products - equity	2,002	2%	25	—
Equity	2,333	2%	627	1%
Total	$106,119	100%	$48,289	100%

During the three months ended December 31, 2024, new investment commitments were made across 5 new and 15 existing portfolio companies. During the same period, the Company received the full repayment on investments in 2 portfolio companies and wrote-off the remaining investment in 1 portfolio company. As a result, the number of portfolio companies increased from 103 as of September 30, 2024 to 105 as of December 31, 2024.

PORTFOLIO SUMMARY1

As of December 31, 2024, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,563,256	86.0%
Senior secured second lien debt	2,680	0.1%
Collateralized securities and structured products - equity	2,682	0.1%
Unsecured debt	11,814	0.6%
Equity	239,438	13.2%
Total	$1,819,870	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	December 31, 2024		September 30, 2024
Number of portfolio companies	105		103
Percentage of performing loans bearing a floating rate[3]	93.8%		94.3%
Percentage of performing loans bearing a fixed rate[3]	6.2%		5.7%
Yield on debt and other income producing investments at amortized cost[4]	12.28%		12.23%
Yield on performing loans at amortized cost[4]	12.74%		12.73%
Yield on total investments at amortized cost	10.96%		10.88%
Weighted average leverage (net debt/EBITDA)[5]	5.02	x	5.02	x
Weighted average interest coverage[5]	2.07	x	2.14	x
Median EBITDA[6]	$34.2 million		$32.8 million

As of December 31, 2024, investments on non-accrual status represented 1.41% and 3.22% of the total investment portfolio at fair value and amortized cost, respectively. As of September 30, 2024, investments on non-accrual status represented 1.85% and 3.40% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2024, the Company had $1,117 million of total principal amount of debt outstanding, comprised of $425 million of outstanding borrowings under its senior secured credit facilities and $692 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 7.8% for the quarter ended December 31, 2024. As of December 31, 2024, the Company had $76 million in cash and short-term investments and $131 million available under its financing arrangements.2

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, March 13, 2025 at 11:00 am Eastern Time to discuss its financial results for the fourth quarter and year ended December 31, 2024. Please visit the Investor Resources - Earnings Presentation section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Fourth Quarter and Year End Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Earnings Call section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $18.2 million and $14.9 million as of December 31, 2024 and September 30, 2024, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2024	September 30, 2024
		(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,489,777 and $1,421,998, respectively)	$1,448,107	$1,381,177
Non-controlled, affiliated investments (amortized cost of $274,642 and $276,204, respectively)	269,205	273,152
Controlled investments (amortized cost of $179,274 and $152,042, respectively)	171,376	151,900
Total investments, at fair value (amortized cost of $1,943,693 and $1,850,244, respectively)	1,888,688	1,806,229
Cash	7,670	29,765
Interest receivable on investments	45,140	49,446
Receivable due on investments sold and repaid	2,965	28,604
Dividends receivable on investments	—	76
Prepaid expenses and other assets	1,265	1,501
Total assets	$1,945,728	$1,915,621

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $18,156 and $14,925, respectively)	$1,099,187	$1,054,919
Payable for investments purchased	1,019	—
Accounts payable and accrued expenses	1,034	1,316
Interest payable	8,244	7,201
Accrued management fees	6,761	6,854
Accrued subordinated incentive fee on income	3,964	4,586
Accrued administrative services expense	2,006	1,515
Share repurchases payable	40	40
Shareholder distribution payable	2,663	—
Total liabilities	1,124,918	1,076,431

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 53,192,808 and 53,363,245 shares issued, and 53,189,269 and 53,359,886 shares outstanding, respectively	53	53
Capital in excess of par value	1,021,684	1,023,687
Accumulated distributable losses	(200,927)	(184,550)
Total shareholders' equity	820,810	839,190
Total liabilities and shareholders' equity	$1,945,728	$1,915,621
Net asset value per share of common stock at end of period	$15.43	$15.73

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$31,289	$43,096	$165,786	$184,013
Paid-in-kind interest income	11,586	6,581	31,397	22,317
Fee income	3,754	3,127	9,865	7,871
Dividend income	371	128	5,855	210
Non-controlled, affiliated investments
Paid-in-kind interest income	2,810	2,419	11,692	8,372
Interest income	2,095	1,519	6,426	7,068
Dividend income	282	—	411	3,946
Fee income	50	—	3,648	2,432
Controlled investments
Interest income	3,584	2,786	12,970	8,090
Dividend income	—	—	—	4,250
Paid-in-kind interest income	—	2	—	1,050
Fee income	2,073	341	4,382	1,391
Total investment income	57,894	59,999	252,432	251,010
Operating expenses
Management fees	6,762	6,893	27,321	26,856
Administrative services expense	1,261	1,228	4,783	3,971
Subordinated incentive fee on income	3,963	4,615	20,334	22,277
General and administrative	1,859	1,422	7,157	7,382
Interest expense	25,244	24,023	96,870	85,556
Total operating expenses	39,089	38,181	156,465	146,042
Net investment income before taxes	18,805	21,818	95,967	104,968
Income tax expense (benefit), including excise tax	119	60	107	(54)
Net investment income after taxes	18,686	21,758	95,860	105,022
Realized and unrealized (losses) gains
Net realized losses on:
Non-controlled, non-affiliated investments	(5,383)	(351)	(24,367)	(31,927)
Non-controlled, affiliated investments	3,145	—	(3,946)	—
Controlled investments	—	—	—	—
Net realized losses	(2,238)	(351)	(28,313)	(31,927)
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	1,124	7,050	(8,218)	15,658
Non-controlled, affiliated investments	(4,358)	1,801	5,059	(7,335)
Controlled investments	(7,756)	20,734	(30,486)	13,896
Net change in unrealized (depreciation) appreciation	(10,990)	29,585	(33,645)	22,219
Net realized and unrealized (losses) gains	(13,228)	29,234	(61,958)	(9,708)
Net increase in net assets resulting from operations	$5,458	$50,992	$33,902	$95,314
Per share information—basic and diluted
Net increase in net assets per share resulting from operations	$0.10	$0.94	$0.63	$1.74
Net investment income per share	$0.35	$0.40	$1.79	$1.92
Weighted average shares of common stock outstanding	53,268,577	54,292,065	53,564,788	54,685,327

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of December 31, 2024. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Annual Report on Form 10-K, which CION filed with the SEC on March 13, 2025, as well as CION’s other reports filed with the SEC. A copy of CION’s Annual Report on Form 10-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

Charlie Arestia

carestia@cioninvestments.com

(646) 253-8259